Filed Pursuant to Rule 433 Registration Statement No. 333-283969 Dated April 29, 2026

Market Linked Securities – Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the State Street® Energy Select Sector SPDR® ETF, the State Street® Technology Select Sector SPDR® ETF and the State Street® Health Care Select Sector SPDR® ETF due May 30, 2029
Term Sheet to Preliminary Pricing Supplement dated April 29, 2026

Summary of Terms
Issuer:	The Toronto-Dominion Bank (the “Bank”)
Underwriters:	TD Securities (USA) LLC. and Wells Fargo Securities, LLC
Market Measures:
The State Street® Energy Select Sector SPDR® ETF, the State Street® Technology Select Sector SPDR® ETF and the State Street® Health Care Select Sector SPDR® ETF (each referred to as a “Fund,” and collectively as the “Funds”).

Pricing Date*:	May 29, 2026
Issue Date*:	June 3, 2026
Face Amount and Original Offering Price:	$1,000 per security
Contingent Coupon Payments:
On each contingent coupon payment date the securities will pay a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the fund closing price of the lowest performing Fund on the related calculation day is greater than or equal to its coupon threshold price. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate) / 4.

Contingent Coupon Payment Dates:	Quarterly, on the third business day following each calculation day; provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date.
Contingent Coupon Rate:	At least 13.50% per annum, to be determined on the pricing date
Automatic Call:
If the fund closing price of the lowest performing Fund on any of the calculation days from November 2026 to February 2029, inclusive, is greater than or equal to its starting price, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment. The securities will not be subject to automatic call until the second calculation day, which is approximately six months after the issue date.

Calculation Days*:
Quarterly, on the 24th day of each February, May, August and November, commencing in August 2026 and ending May 2029. We refer to the calculation day scheduled to occur in May 2029 (expected to be May 24, 2029) as the “final calculation day.”

Call Settlement Date:	Three business days after the applicable calculation day.
Maturity Payment Amount (per security):
If the securities are not automatically called prior to the stated maturity date:
•   if the ending price of the lowest performing Fund on the final calculation day is greater than or equal to its downside threshold price: $1,000; or
•    if the ending price of the lowest performing Fund on the final calculation day is less than its downside threshold price:
$1,000 × performance factor of the lowest performing Fund on the final calculation day

Stated Maturity Date*:	May 30, 2029
Starting Price:	For each Fund, its fund closing price on the pricing date
Ending Price:	For each Fund, its fund closing price on the final calculation day
Coupon Threshold Price:	For each Fund, 75% of its starting price
Downside Threshold Price:	For each Fund, 70% of its starting price
Lowest Performing Fund:	For any calculation day, the “lowest performing Fund” will be the Fund with the lowest performance factor on that calculation day.
*	Subject to change.
Summary of Terms (continued)
Performance Factor:	With respect to an Fund on any calculation day, its fund closing price on such calculation day divided by its starting price (expressed as a percentage).
Calculation Agent:	The Bank
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.575%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 1.75%, and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN:	89115LTV0 / US89115LTV08
Material Canadian and U.S. Tax Consequences:	See the preliminary pricing supplement.
**
In respect of certain securities, we may pay a fee of up to $2.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile (maturity payment amount)
If the securities are not automatically called prior to stated maturity and the ending price of the lowest performing Fund on the final calculation day is less than its downside threshold price, you will lose more than 30%, and possibly all, of the face amount of your securities at stated maturity.
Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any Fund, but you will have full downside exposure to the lowest performing Fund on the final calculation day if the ending price of that Fund is less than its downside threshold price.
Our estimated value of the securities at the time the terms of your securities are set on the pricing date is expected to be between $910.00 and $945.00 per security. The estimated value is expected to be less than the public offering price of the securities. See “Estimated Value of the Securities” in the preliminary pricing supplement.
Preliminary pricing supplement:
http://www.sec.gov/Archives/edgar/data/947263/000114036126017692/ef20071556_424b2.htm

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. The securities have complex features and investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page P-12 of the preliminary pricing supplement, “Risk Factors” beginning on page PS-5 of the product supplement MLN-WF-1 dated February 26, 2025 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”). The securities are not a bank deposit and not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Selected Risk Considerations
The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement, “Risk Factors” in the product supplement and “Risk Factors” in the prospectus. Please review those risk disclosures carefully.
●	If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.
●
The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

●	The Securities Are Subject To The Full Risks Of Each Fund And Will Be Negatively Affected If Any Fund Performs Poorly, Even If Another Fund Performs Favorably.
●
Your Return On The Securities Will Depend Solely On The Performance Of The Fund That Is The Lowest Performing Fund On Each Calculation Day, And You Will Not Benefit In Any Way From The Performance Of A Better Performing Fund.

●	You Will Be Subject To Risks Resulting From The Relationship Among The Funds.
●	You May Be Fully Exposed To The Decline In The Lowest Performing Fund On The Final Calculation Day From Its Starting Price, But Will Not Participate In Any Positive Performance Of Any Fund.
●	Higher Contingent Coupon Rates Are Associated With Greater Risk.
●	You Will Be Subject To Reinvestment Risk.
●	Each Calculation Day (Including The Final Calculation Day) And The Related Call Settlement Date (Including The Stated Maturity Date) Is Subject To Market Disruption Events And Postponements.
●	Investors Are Subject To The Bank’s Credit Risk, And The Bank’s Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Securities.
●	The Estimated Value Of Your Securities Is Expected To Be Less Than The Original Offering Price Of Your Securities.
●	The Estimated Value Of Your Securities Is Based On Our Internal Funding Rate.
●	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
●
The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Less Than The Original Offering Price Of Your Securities And May Be Less Than The Estimated Value Of Your Securities.

●	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market May Not Be Indicative Of Future Prices Of Your Securities.
●	The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect Secondary Market Prices.
●	There May Not Be An Active Trading Market For The Securities — Sales In The Secondary Market May Result In Significant Losses.
●	If The Price Of Any Funds Change, The Market Value Of Your Securities May Not Change In The Same Manner.
●	Investing In The Securities Is Not The Same As Investing In The Funds.
●	Historical Values Of A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of The Market Measures During The Term Of The Securities.
●	Changes That Affect A Fund Or Its Fund Underlying Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.
●	We, The Agents And Our or Their Respective Affiliates Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In A Fund Or Its Fund Underlying Index.
●
We, The Agents And Our or Their Respective Affiliates Have No Affiliation With Any Fund Sponsor Or Fund Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

●	An Investment Linked To The Shares Of A Fund Is Different From An Investment Linked To Its Fund Underlying Index.
●	There Are Management And Liquidity Risks Associated With A Fund.
●	Anti-dilution Adjustments Relating To The Shares Of A Fund Do Not Address Every Event That Could Affect Such Shares.
●	The Securities Are Subject To Risks Associated With The Sector Tracked By Each Fund.
●	Trading And Business Activities By The Bank Or Its Affiliates May Adversely Affect The Market Value Of, And Any Amount Payable On, The Securities.
●	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.
●	The Tax Consequences Of An Investment In The Securities Are Unclear.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.